Exhibit 10.17

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made as of May 14, 2017, between Rasmani Bhattacharya (“You” and “Your”) and Gates Corporation (the “Company”).

Introduction and Separation Date.

1.    Your active services for the Company will end on July 4, 2017 (the “Separation Date”).

2.    Between the date of this Agreement and the Separation Date (the “Transition Period”), You will continue in Your current roles and titles and perform the services on substantially the same basis as You have prior to the date of this Agreement, in each case, in accordance with the terms of the Employment Agreement, dated December 19, 2014, by and between the Company and You (the “Employment Agreement”) and modified by this Agreement. During the Transition Period, Your Base Salary (as defined in the Employment Agreement) will remain the same. You hereby resign from all positions as an officer or director with the Company and its affiliates, including Your position as Executive Vice President and General Counsel, effective as of the Separation Date.

3.    The Company is offering You severance pay in accordance with the terms of this Agreement, which are consistent with the terms of the Employment Agreement.

4.    The purpose of this Agreement is to completely resolve and settle all rights, disputes and disagreements between You and the Company.

Wages and COBRA.

5.    Whether or not You sign this Agreement, the Company will pay You the Accrued Rights, as defined in and in accordance with Section 6(a)(iii) of the Employment Agreement.

6.    By signing this Agreement, You agree that the Company does not owe You any wages, whether in the form of salary, commissions, bonuses, vacation pay or any other kind of compensation, other than the payment described in the Section above.

7.    If You and Your family members are enrolled in Company-provided medical and/or dental coverages, vision insurance, and/or the Employee Assistance Plan on the Separation Date, You and they may elect continued coverage after the Separation Date under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). You must elect coverage by timely and properly completing and returning the COBRA forms sent to You. If You timely elect COBRA coverage after Your Separation Date, You must pay the full COBRA rate for coverage except as provided in the Section directly below.

Consideration for this Agreement.

8.    Subject to (x) Your execution, delivery and non-revocation of a release of all claims, substantially in the form attached hereto as Exhibit A (the “Release”) within 21 days following the Separation Date and the expiration of the revocation period contained in the Release, (y) You not having terminated Your employment prior to the Separation Date and the Company not having terminated Your employment prior to the Separation Date for Cause (as defined in the Employment Agreement) or discovering grounds for a termination for Cause exist, and (z) Your continued compliance with the restrictive covenants set forth in Sections 11 and 12 of this Agreement and any similar covenants to which You are bound, the Company will provide You with the following separation benefits (the “Separation Benefits”) (in lieu of those payments and benefits described in Section 6(c)(ii) of the Employment Agreement):

(a)	Pro-Rata Bonus. The Company will pay You a pro rata portion of the Annual Bonus (as defined in the Employment Agreement), payable at the same time annual bonuses in respect of 2017 are generally paid to senior executives of Omaha Topco Ltd. (“Topco”) and its subsidiaries, based on the percentage of the fiscal year elapsed through the Separation Date and actual performance of the Company.

(b)	Severance Allowance. The Company will pay You as severance an amount equal to $826,000, which is the sum of:

(i)	One year of Your annual Base Salary as of the Separation Date ($350,000); and

(ii)	an amount equal to Your Annual Bonus in respect of the 2016 fiscal year ($476,000).

(c)	COBRA Premiums. The Company will pay an amount equal to the Company’s portion of the monthly COBRA premiums that would be paid on Your behalf, if You had remained employed for the 12 months following the Separation Date; and

(d)	Outplacement Assistance. The Company will provide You with outplacement services which are directly related to the termination of Your employment with the Company for a six consecutive month period that ends within or with the 12 month period following the Separation Date, the value of which is not to exceed $10,000 in the aggregate.

The Company will pay You the severance amounts in proportionate installments at the same time as Your Base Salary would have been paid, starting no later than 30 days after the Separation Date. The payments described in this Section shall be reflected on a W-2 tax form and subject to applicable withholdings and deductions. The Company makes no representations to You about the tax consequences of entering into this Agreement and the way these payments are made. You are solely responsible for any tax liability You incur as a result of these payments, but to the extent that any of the

Separation Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the 60th day following the Separation Date, but for the condition on executing the Release set forth herein, the payments shall not be made until the first regularly scheduled payroll date following such 60th day (on which, all Separation Benefits accrued during such 60 day period shall be payable in a single lump sum), after which any remaining Separation Benefits shall thereafter be provided to You according to the applicable schedule set forth herein.

9.    If You do not sign or if You revoke or cancel this Agreement and/or the Release, You are not entitled to receive any severance pay and benefits described in the Section directly above.

Existing Equity Awards.

10.    You and the Company acknowledge and agree that You hold the following equity-based incentive awards (collectively, the “Equity Awards”), which were granted under and pursuant to the 2014 Topco Stock Incentive Plan:

(a)	Options to acquire shares of common stock of Topco (the “Options”) pursuant to the Nonqualified Stock Option Agreement (the “Option Agreement”), consisting of:

(i)	71,040 vested in-the-money Options with an exercise price of $5.00 per share; and

(ii)	213,120 unvested Options which remain eligible to vest upon satisfaction of the performance conditions as stated in the Option Agreement for a period of 24 months following the Separation Date.

(b)	30,000 fully-vested shares of Topco common stock, which are subject to the terms of the Shareholders’ Agreement dated as of January 5, 2015, among Topco and the other parties thereto (the “Topco Shareholders Agreement”).

The Equity Awards shall continue to be subject to the terms of the applicable award agreement, the Topco Shareholders Agreement and the 2014 Topco Stock Incentive Plan, including, in each case, any repurchase rights set forth therein. All other outstanding equity-based incentive awards are, as of the Separation Date, cancelled and forfeited without consideration.

Post-Separation Date Obligations Under the Employment Agreement.

11.     Non-Competition/Non-Solicitation/Non-Disparagement.

(a)	You acknowledge and recognize the highly competitive nature of the businesses of the Company and its affiliates and accordingly agree as follows:

(i)	You will not, during a period immediately following the termination of Your employment equal to 12 months (regardless of whether or not You are receiving severance payments and benefits during such period) (the “Post-Termination Period”) or during the remainder of Your employment (collectively, with the Post-Termination Period, the “Restricted Period”), directly or indirectly, in any capacity, compete with, be employed or engaged by, have a financial interest in any capacity other than as a passive investor of less than 5% of the outstanding stock of any public corporation, advise, lend Your name to or otherwise be involved in, provide services to or participate in any business which competes with the businesses of the Company and its affiliates in respect of which You had received proprietary or confidential information within the geographic areas in which business is conducted by the Company or any of its affiliates (including, without limitation, North America, Europe, Russia, the Middle East, Africa, China, India, Japan, Korea, Thailand, Indonesia, Singapore, Australia and South America and businesses and geographies which the Company or its affiliates have specific plans to conduct in the future and as to which the Participant is aware of such planning).

(ii)	During the Restricted Period, You shall not solicit, attempt to solicit or communicate in any way with employees of the Company or any of its affiliates for the purpose of having such employees employed or in any way engaged by another person, firm, corporation or other entity.

(iii)	During the Restricted Period, You shall not, directly or indirectly, solicit, attempt to solicit, call upon or accept the business of any firm, person or company who is or was a customer, client or supplier of any business of the Company and its affiliates in respect of which You had received proprietary or confidential information if such solicitation or acceptance of business could result in the diversion of business away from the Company or any such affiliate or operate to prejudice the Company or any such affiliate.

(iv)

During the remainder of Your employment and at all times thereafter, You also agree not to make any public statements or public comments intended to be (or having the effect of being) of a defamatory or disparaging nature (including any statements or comments reasonably likely to be harmful to the business, business reputation or personal reputation of) regarding the Company or any of its affiliates or any such person’s businesses, shareholders, agents, officers, directors or contractors (it being understood that comments made in Your good faith performance of Your duties hereunder shall not be deemed disparaging or defamatory for purposes of this Agreement); provided that You shall be permitted to make truthful disclosures that are required by applicable law, regulations or order of a court or government agency.

(b)	It is expressly understood and agreed that although You and the Company consider the restrictions contained in this Section 11 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against You, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c)	The period of time during which the provisions of this Section 11 shall be in effect shall be extended by the length of time during which You are in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

12.    Confidentiality; Intellectual Property.

(a)	Confidentiality.

(i)	You will not at any time (whether during or after Your employment with the Company) (x) retain or use for the benefit, purposes or account of You or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisors who are bound by confidentiality obligations), any non-public, proprietary or confidential information – including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of the same to the Company or any of its subsidiaries or affiliates on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)	“Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Your breach of this covenant or any breach of other confidentiality obligations by third parties, (b) made legitimately available to You by a third party without breach of any confidentiality obligation, or (c) required by law to be disclosed (including via subpoena); provided that You shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii)	Nothing in this Agreement shall prohibit or impede the You from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law. You understand and acknowledge that an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made (i) in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance are You authorized to disclose any information covered by attorney-client privilege or attorney work product of the Company or any of its affiliates without prior written consent of the Company’s General Counsel or other officer designated by the Company.

(iv)	Except as required by law, You will not disclose to anyone, other than Your immediate family and legal or financial advisors, the existence or contents of this Agreement; provided, that You may disclose to any prospective future employer the provisions of Sections 11 and 12 of this Agreement provided they agree to maintain the confidentiality of such terms.

(v)	Upon termination of Your employment (whether at the Separation Date or earlier) with the Company for any reason, You agree to: (a) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or any of its subsidiaries or affiliates, (b) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Your possession or control (including any of the foregoing stored or located in Your office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that You may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information, (c) return all Company property, and (d) fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information not within Your possession or control of which You are or become aware.

(b)	Intellectual Property. All world-wide rights, title and interest in all designs, devices, improvements, inventions, discoveries, formulae, know-how, ideas and other intellectual property made or conceived by You, either alone or jointly with others, during Your employment by, resulting from Your services to the Company or access to the business of the Company and its affiliates shall vest in and be the exclusive property of the Company and its affiliates and You and Your personal representatives agree to take all necessary steps to disclose such intellectual property rights to the Company and its affiliates and cooperate with the Company to ensure that such property rights are protected.

(c)	The provisions of Sections 11 and 12 shall survive the termination of Your employment for any reason.

13.    Specific Performance. You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 11 or Section 12 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, You agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled, in addition to any other remedy available at law or equity, to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

14.    Continuing Company Obligations. Following the termination of Your employment (whether on the Separation Date or earlier), the Company shall:

(a)	accurately and timely provide such information as reasonably requested by You to facilitate Your obligation(s) to file a FinCEN Form 114, Report of Foreign Bank and Financial Accounts, and other documentation as required by the Bank Secrecy Act of 1970, as amended, for the 2016 and 2017 calendar years, as applicable; and

(b)	properly and timely remove You from all director and/or officer positions of the Company or any of its affiliates held by You as of the date of your termination of employment.

In the event the Company fails to complete any of the actions described in Sections 14(a) and (b) above and any such failure results in costs, penalties or other similar liabilities being imposed on You, the Company agrees to indemnify You for any such costs, penalties or other similar liabilities actually incurred by You as a direct result of such failure except to the extent that such costs, penalties or other similar liabilities result from Your failure to reasonably cooperate with the Company in furtherance of these obligations.

15.    Employee Representations. By signing below, You represent: (a) that You voluntarily sign this Agreement after having had full opportunity to consult with an attorney; (b) You have read this entire Agreement and understand its terms; (c) as of the date You sign this Agreement, You have not made or filed any suits, claims, complaints or charges that You are releasing and waiving against the Released Parties (as defined and described in the Release) with any court or administrative body; (d) You have not transferred or assigned any claims, rights or causes of action against the Released Parties to any other person or entity; (e) You have reported all workplace injuries and illnesses in writing to Your immediate supervisor or human resources representative on or before the Separation Date; (f) You have been granted any leave to which You were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws; and (g) You have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud.

16.    Cooperation. After Your Separation Date, You agree to reasonably cooperate with the Company, parent companies, any past or current affiliates, or any of their respective officers, directors, and employees, concerning all legal matters that in any way relate to Your employment. You agree to cooperate as a witness in any threatened, pending, or future litigation concerning the Company.

17.    Controlling Law. This Agreement will be interpreted and enforced under the laws of the State of Colorado, without regard to its conflict of laws provisions.

18.    Court. You and the Company agree that a case regarding a dispute about this Agreement will be filed in a federal court located in the State of Colorado, if the federal court has jurisdiction to decide the dispute. If the federal court does not have jurisdiction to decide the dispute, the case may be filed in the District Court for the City and County of Denver, Colorado.

19.    Severability. If a court determines that any part of this Agreement is invalid or unlawful, that determination will not affect any other part of this Agreement that can be enforced by disregarding the invalid or unlawful part. The rest of this Agreement will continue in full force and effect.

20.    Entire Agreement. This written Agreement shall supersede all previous or contemporaneous negotiations, commitments, statements and writings with respect to the subject matter herein, except that any obligations You have in respect of any restrictive covenants and company property (e.g., inventions, copyrights) shall remain in full force and effect.

21.    No Admission. Simply because You and the Company made this Agreement, neither the making of this Agreement nor the terms in this Agreement mean that the Company did any act that was wrong or unlawful.

22.    Duplicates. You and the Company may sign duplicate originals of this Agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the dates written below:

GATES CORPORATION

By	/s/ Roger C. Gaston
Name	Roger C. Gaston
Title	Chief Human Resources Officer

Offer Date: May 14, 2017

[Signature Page to Rasmani Bhattacharya Separation Agreement]

EMPLOYEE

/s/ Rasmani Bhattacharya
Rasmani Bhattacharya

Date Signed: May 17, 2017

[Signature Page to Rasmani Bhattacharya Separation Agreement]

EXHIBIT A

RELEASE OF CLAIMS

This Release of Claims is entered into by Rasmani Bhattacharya (“Executive”).

WHEREAS, Executive and Gates Corporation (the “Company”) entered into a Separation Agreement (the “Separation Agreement”) dated May 14, 2017 that provides Executive certain severance and other benefits in connection with an involuntary termination of Executive’s employment without Cause (as defined under the Employment Agreement, dated December 19, 2014, by and between the Company and the Executive (the “Employment Agreement”));

WHEREAS, Executive’s employment has so terminated; and

WHEREAS, pursuant to Section 8 of the Separation Agreement, a condition of Executive’s entitlement to certain severance and other benefits thereunder is the agreement to this Release of Claims.

NOW, THEREFORE, in consideration of the severance and other benefits provided under Section 8 of the Separation Agreement, Executive agrees as follows:

1.    Executive, for herself and her heirs, executors and administrators, hereby fully and finally waives, discharges and releases the Company, including each of the Company’s past, current and future parents, subsidiaries, and affiliates, and its and their shareholders, members, directors, officers, and employees (“Released Parties”), from any and all claims arising on or prior to the date hereof relating to her employment with the Company or her termination therefrom, whether now known or later discovered, which she or anyone acting on her behalf might otherwise have had or asserted, including, but not limited to, any express or implied contract of employment claims, any tort claims, claims under Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act of 1993, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, Americans with Disabilities Act of 1991, as amended, the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act, the laws, including the labor laws of any state, and all claims under related common law, statutes, and executive orders at the federal, state and local levels of government, and any claims to any benefits from employment with the Company, including, but not limited to, claims for salary, bonuses, unvested stock options, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act of 1974, as amended, other than: (i) those benefits set forth in Section 8 of the Separation Agreement; (ii) all rights and benefits as a member of Omaha Topco Ltd. (“Topco”) or as the holder of any equity security or any other equity interest in Topco; and (iii) any claims for accrued and vested benefits under any of the Company’s employee retirement and welfare benefit plans. In addition, Executive represents that no incident has occurred during her employment with the Company that could form the basis for any claim by her against the Company under the worker’s compensation laws of any jurisdiction. For the avoidance of doubt, the foregoing does not constitute a release of any claims of Executive in respect of her direct and indirect holdings of equity in Topco and its affiliates or any other claims of Executive under any other written agreement that is not related to Executive’s employment and is between Executive or any of her affiliates and the Company and any of its affiliates.

3.    Executive represents that she has not brought any charges, claims, demands, suits or actions, known or unknown, in any forum, against the Released Parties related to her employment or her termination (excluding any claims of Executive in respect of her direct and indirect holdings of equity in Topco and its affiliates or any other claims of Executive under any other written agreement that is not related to Executive’s employment and is between Executive or any of her affiliates and the Company and any of its affiliates); provided, however, that Executive shall not be prevented from enforcing any rights she may have under the terms of this Release of Claims or in respect of any claims of Executive in respect of her direct and indirect holdings of equity in Topco and its affiliates or any other claims of Executive under any other written agreement that is not related to Executive’s employment and is between Executive or any of her affiliates and the Company and any of its affiliates.

4.    Executive acknowledges that she is subject to a confidentiality covenant pursuant to Section 12 of the Separation Agreement and a noncompetition and non-solicitation covenant pursuant to Section 11 of the Separation Agreement and hereby reaffirms her obligations thereunder.

5.    EXECUTIVE ACKNOWLEDGES THAT SHE HAS BEEN ADVISED, IN WRITING, TO CONSULT WITH AN ATTORNEY OF HER CHOICE PRIOR TO SIGNING THIS AGREEMENT AND THAT SHE HAS SIGNED THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND FREELY, AND WITH SUCH COUNSEL AS SHE DEEMED APPROPRIATE. IN ADDITION, EMPLOYEE ACKNOWLEDGES THAT SHE HAS BEEN PROVIDED WITH A PERIOD OF UP TO TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER OR NOT TO ENTER INTO THIS RELEASE. FURTHER, EMPLOYEE ACKNOWLEDGES THAT SHE HAS BEEN ADVISED OF HER RIGHT TO REVOKE THIS AGREEMENT DURING THE SEVEN (7) DAY PERIOD FOLLOWING EXECUTION HEREOF, AND THAT THE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

6.    Nothing contained herein shall be construed as an admission by the Company of any liability of any kind to Executive, all such liability being expressly denied except for obligations of the Company imposed by the Employment Agreement which survive pursuant to this Release of Claims.

/s/ Rasmani Bhattacharya
Rasmani Bhattacharya

Date: July 16, 2017

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